Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

HOOKIPA Pharma Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, $0.0001 par value per share	Other	1,666,666 shares	$1.615	$2,691,665.59	$0.0000927	$249.52
Total Offering Amounts					$2,691,665.59		--
Total Fees Previously Paid							--
Total Fee Offsets							--
Net Fee Due							$249.52

(1)	Consists of 1,666,666 outstanding shares of the registrant’s common stock. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on July 5, 2022, as reported on The Nasdaq Global Select Market.
(3)	Calculated pursuant to Section 6(b) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.